Loan Agreement

between

China Cablecom Holdings, Ltd.

and

Rich Dynamic Limited

July 29, 2008

TABLE OF CONTENTS

Loan Agreement

THIS **LOAN AGREEMENT** (**Agreement**) is entered into on July 29th, 2008 in Beijing, People's Republic of China (**PRC**).

by and between

(1) **China Cablecom Holdings, Ltd. (Party A)**, a limited liability company incorporated under the laws of Hong Kong, with its business address at **12/F RUTTONJEE HSE 11 DUDDELL STREET CENTRAL HK** ;

and

(2) **Rich Dynamic Limited** (**Party B**), a limited liability company incorporated under the laws of Hong Kong, with its business address at Flat/Rm 1201 12/F Wah Yuen Building 149 Queens Road Central, Hong Kong.

Recitals

Party B requires certain funding assistance from Party A, and Party A agrees to provide such funding assistance on the terms and conditions of this Agreement.

NOW, THEREFORE, the parties agree as follows:

1. DEFINITIONS AND INTERPRETATIONS

1.1 **Definitions.** Unless otherwise provided in this Agreement, the following terms shall have the meanings set forth below:

Business Day	means a day on which commercial banks are open for business in the PRC;
Loan Request Notice	means a written notice from Party B to Party A for purposes of the request of the Loan (as defined below);
Repayment Notice	means a written notice from Party A to Party B for purposes of the repayment of the Loan;

1.2 **Interpretations.** All headings used are for reference purposes only and do not affect the meaning or interpretation of any provision. Any reference to an Article or Schedule is to an article or appendix of this Agreement. The use of the plural shall include the use of the singular,

and vice versa. Unless otherwise indicated, a reference to a day, month or year is to a calendar day, month or year. The use of the masculine shall include the use of the feminine, and vice versa.

2. LOAN

2.1 **Amount**. Party A agrees to provide a loan to Party B for a total amount of USD 10,000,000 (**Loan**) in accordance with the terms and conditions of this Agreement, and Party B agrees to accept this Loan. The Loan shall be remitted in a lump sum or in installments as requested by Party B to the accounts designated by Party B within seven (7) business days after Party A receives from Party B a Loan Request Notice. Party B shall issue a confirmation notification to Party A on the day on which the amount of the Loan is received by him.

2.2 **Term.** The term of the Loan shall continue indefinitely until such time as Party B receives a Repayment Notice and fully repays the Loan.

2.3 **Repayment**. The parties jointly agree and confirm that the full repayment of the Loan shall be effected by either actual repayment of the full Loan amount to Party A by Party B, or by the settling of the Loan in the way accepted by both parties.

3. REPRESENTATIONS AND WARRANTIES

3.1 **Party A's Representations and Warranties**. Party A represents and warrants as follows:

3.2.1 it is a company incorporated and validly existing under the laws of Hong Kong SAR;

3.2.2 it has the power to enter into and perform this Agreement, and its execution and performance of this Agreement is in compliance with its business scope and the provisions of its articles of association or other constituent documents;

3.2.3 the execution and performance of this Agreement by it will not result in a breach of any laws, regulations, authorizations, or agreement to which it is subject; and

3.2.4 this Agreement shall constitute its legal, valid, and binding obligations, and is to be enforceable against it.

3.2 **Party B's Representations and Warranties**. Party B represents and warrants as follows:

3.1.1 it is a company incorporated and validly existing under the laws of Hong Kong SAR;

3.1.2 it has the power to enter into and perform this Agreement, and its execution and performance of this Agreement is in compliance with its business scope and the provisions of its articles of association or other constituent documents;

3.1.3 the execution and performance of this Agreement by it will not result in a breach of any laws, regulations, authorizations, or agreement to which it is subject; and

3.1.4 this Agreement shall constitute its legal, valid, and binding obligations, and is to be enforceable against it.

4. CONFIDENTIALITY

4.1 **Confidentiality Obligations.** The parties shall protect and maintain the confidentiality of all information relating to or arisen from this Agreement, or made available under this Agreement to a party or any associate thereof (**Confidential Information**). Without the prior written consent of the other party, no party shall disclose any Confidential Information to any third party unless the disclosure is required by law or by enforceable orders of the court or related government departments. Under such circumstances, the party required to disclose the Confidential Information shall notify the other party immediately, take all possible measures to minimize the disclosure, and notify the persons to whom information is being disclosed of the confidentiality obligation.

4.2 **Obligations upon Termination**. Upon termination of this Agreement, either party shall, at the request of the other party, return any document, material, database, equipment, or software containing the Confidential Information to the other parties. If, for any reason, such document, material, database, equipment, or software cannot be returned, the parties shall destroy all the Confidential Information belonging to the other party and delete such Confidential Information from any memory devices. No party shall be permitted to continue using the Confidential Information in any way after the termination of this Agreement.

4.3 **No Time Limit**. There is no time limit to the confidentiality obligations stipulated in this Article, which obligations will survive the termination of this Agreement unless the Confidential Information is disclosed to the public for reasons not due to the breach of this Agreement by any party.

5. DISPUTE RESOLUTION

5.1 **Governing Law**. This Agreement shall be governed by the laws of the PRC.

5.2 **Consultation and Mediation**. If any dispute, controversy or claim arises in connection with this Agreement, the parties shall attempt in the first instance to resolve such dispute, controversy or claim through friendly consultation or mediation.

5.3 **Arbitration**. If consultation or mediation fails to resolve a dispute, controversy or claim, the parties agree to submit the dispute, controversy or claim to the China International Economic and Trade Arbitration Commission (Commission) for arbitration by a sole arbitrator in accordance with the Commission's rules in effect at the time of applying for the arbitration. Arbitration shall be conducted in English in Beijing. The arbitral award shall be final and binding upon the parties.

6. MISCELLANEOUS

6.1 **Notices**. All notices or other communications sent by either party shall be written in English or Chinese, and delivered in person, by mail or telecopy, to the other party at the following addresses. The date at which the communication shall be deemed to be duly given or made shall be confirmed as follows: (a) for notices delivered in person, the date of delivery shall be deemed as having been duly given or made; (b) for notices delivered by mail, the 10th day of the delivery date of air certified mail with postage prepaid (as shown on stamp) or the 4th day of the delivery date to an internationally certified delivery institution shall be deemed as having been duly given or made; and (c) for notices by telecopy, the receipt date showed on the delivery confirming paper of the relevant document shall be deemed as having been duly given or made.

Party A	:	**China Cablecom Holdings Limited**
Address	:	12/F RUTTONJEE HSE 11 DUDDELL STREET CENTRAL HK
Tel	:	
Fax	:	
E-mail	:	
Attn	:	Pu Yue
Party B	:	**Rich Dynamic Limited**

Address	:	FLAT/RM 1201 12/F WAH YUEN BUILDING 149 QUEENS ROAD CENTRAL HK
Tel	:	
Fax	:	
E-mail	:	
Attn	:	Yang Fengming

6.2 **Entire Agreement.** This Agreement shall constitute the entire agreement among the parties in respect of the subject matter hereof and shall supersede any previous discussions, negotiations and agreements related thereto.

6.3 **Amendment.** This Agreement shall be amended only by a written agreement signed by the parties, which amendment shall be attached to this Agreement. If required by law, the parties shall obtain all requisite approvals from the relevant authorities to give effect to the amendment.

6.4 **No Waiver.** Unless otherwise agreed upon by the parties in writing, any failure or delay on the part of either party to exercise any right, authority or privilege under this Agreement, or under any other agreement relating hereto, shall not operate as a waiver thereof; nor shall any single or partial exercise of any right, authority or privilege preclude any other future exercise thereof.

6.5 **Severability.** The provisions of this agreement are severable from each other. The invalidity of any provision of this agreement shall not affect the validity or enforceability of any other provision of this agreement.

6.6 **Successors.** This Agreement shall be valid and binding on the parties, their successors and permitted assigns.

6.7 **Assignment.** No party shall assign any of its rights or obligations hereunder without the prior written consent of the other party, notwithstanding that Party A shall have the right to assign any of its rights or obligations to any party of anytime at its sole discretion by delivering to Party B a prior written notice.

6.8 **Counterparts.** For the convenience of the parties, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

6.9 **Language.** This Agreement is prepared in 2 sets of the originals in the English languages. Each party shall hold 1 set.

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IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed on their behalf by a duly authorized representative on the day and year first above written.

Party A: **China Cablecom Holdings, Ltd.**

By: ______________________

Party B: **Rich Dynamic Limited**

By: ______________________